EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT



         THIS AGREEMENT, dated as of the 17th day of January, 2002, by and between F.N.B. Corporation, a Florida corporation (the "Company"), and THOMAS FAHEY (the "Executive").


                              W I T N E S S E T H:
                              --------------------


         WHEREAS, the Board of Directors of the Company, recognizing the experience and knowledge of Executive in the banking industry, desires to retain the valuable services and business counsel of Executive, it being in the best interest of the Company to arrange terms of employment for Executive so as to reasonably induce Executive to accept employment with the Company for the term hereof; and

         WHEREAS, Executive is willing to provide services to the Company, in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

                         Section 1. Term of Employment.
                                    -------------------

         (a) The term of employment of the Executive under this Agreement shall be, initially, the three-year period commencing on July 1, 2002 and ending on June 30, 2005. Said term shall be subject to automatic extension by operation of the provisions of Section 1(b) hereof to a date not later than June 30, 2008 (beyond which the term of employment shall not be extended pursuant to Section 1(b) hereof).

         (b) At June 30, 2003, and June 30 of each succeeding calendar year to and including June 30, 2005, the term of employment of the Executive under this Agreement shall be automatically extended to June 30 of the third calendar year thereafter unless either party, acting under this Section 1(b), shall have elected to fix the expiration date of the Executive's term of employment hereunder. Each of the parties shall have the right, exercisable by written notice to the other, to terminate the automatic renewal and thereby fix the expiration of the term of employment under this Section 1. Notice of termination of automatic renewal having been given as aforesaid, the term of employment of the Executive under this Section 1 shall continue until June 30 of the third calendar year after the year in which such notice is so given. Said term shall not continue after


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June 30, 2008 whether or not such notice shall have been given in the year 2005 as aforesaid.

                       Section 2. Services to be Rendered.
                                  ------------------------

         The Company hereby agrees to employ the Executive as Executive Vice President and Chief Financial Officer to serve at its headquarters office located in the Naples, Florida area, subject to the terms, conditions and provisions of this Agreement. The Executive hereby accepts such employment and agrees to serve without additional compensation, if elected, in any other senior executive position of the Company reasonably requested of him and as an officer and/or director of any subsidiary of the Company in accordance with Section 7 hereof. The Executive shall devote his full-time best efforts to such employment and shall apply substantially that degree of skill and diligence in rendering services to the Company and its subsidiaries under this Agreement as would be applied by a person of ordinary prudence and comparable experience under similar circumstances. In connection therewith, the Executive shall report to and be subject to the direction of the President and CEO and the Board of Directors. Notwithstanding the foregoing, the Executive may devote a reasonable amount of his time to his personal investments and business affairs (including service as a director of unaffiliated companies) and to civic and charitable activities; provided, however, the Executive shall not accept any position as a director of any unaffiliated for-profit business organization without advance approval of the Company's Board of Directors (which approval shall not be unreasonably withheld).

                            Section 3. Compensation.
                                       -------------

         In consideration for services rendered to the Company under this Agreement (but excluding any directors' fees payable to the Executive), the Company shall pay and provide to the Executive the following compensation and benefits.

         (a) Salary. The Company shall pay the Executive a minimum base salary at the rate of $265,000 per year during the term hereof, to be paid in accordance with the Company's normal payroll practice, with such minimum base salary to be adjusted from time to time to reflect (i) such merit increases as the Board of Directors of the Company may determine are appropriate and (ii) annual cost of living increases commensurate with those given other key executive officers of F.N.B. Corporation. The stated minimum base salary, as the same may be adjusted, shall be and remain in effect during the term of employment established by Section 1(a) as the same may be extended pursuant to
Section 1(b) hereof.

         (b)      Working Facilities.  The Executive shall have such
                  -------------------
assistants, perquisites, facilities and services as are suitable to his position and appropriate for the performance of his


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duties, including a membership at a country club approved by the CEO (including dues, assessments and initiation fees).

         (c) Expenses. The Executive may incur reasonable expenses for promoting the business of the Company, including expenses for entertainment, travel, and similar items. The Executive will be reimbursed for all such expenses upon the Executive's periodic presentation of an itemized account of such expenditures.

         (d) Vacations. The Executive shall be entitled each year to five (5) weeks vacation, during which time Executive's compensation shall be paid in full.

         (e) Executive Incentive Compensation Plan. Each year in which the Company meets or exceeds its performance plan, Executive shall be entitled to receive a cash bonus of approximately 45% of Executive's current minimum annual base salary. The Compensation Committee of the Board of Directors of the Company shall determine the precise amount of such bonus.

         (f) Additional Benefits. As additional consideration paid to Executive, the Executive shall be provided with health, dental, long term disability, hospitalization, life insurance and 401(k) F.N.B. Salary Savings Plan, as amended from time to time. In addition, the Company will purchase or lease an appropriate vehicle agreeable to the Executive for the Executive=s use in business and personal travel. The Company will secure appropriate liability insurance on the vehicle and pay all normal and reasonable operating expenses associated with the use of the vehicle.

The Executive will report personal use of the vehicle each year in compliance with Internal Revenue Service requirements and will be liable for personal use costs.

         (g)      Additional Compensation.  The Executive and the Company
                  ------------------------
acknowledge that Executive will receive 14,000 incentive stock options when approved by the Compensation Committee at its July
2002 meeting.

                           Section 4. Confidentiality.
                                      ----------------

         For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of the Company or its subsidiaries that has not previously been publicly released and shall include (but shall not be limited to) Company information encompassed in all marketing and business plans, financial information, costs, pricing information, and all methods, concepts, or ideas related to the business of the Company or its subsidiaries and not in the public domain.

         The Executive agrees to regard and preserve as confidential all proprietary information that has been or may be developed or


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obtained by the Executive in the course of his employment with the Company and its subsidiaries, whether he has such information in his memory or in writing or other physical form. The Executive shall not, without written authorization from the Company to do so, use for his benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, except as required by the conditions of his employment hereunder, any proprietary information connected with the business or development of the Company or its subsidiaries. This prohibition shall not apply after the proprietary information has been disclosed to the public.

                   Section 5. Removal of Documents or Objects.
                              --------------------------------

         The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or any of its subsidiaries or affiliates, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any proprietary information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Company.

                          Section 6. Injunctive Relief.
                                     ------------------

         It is understood and agreed by and among the parties hereto that the services to be rendered by the Executive hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by the Executive of the covenants set out in Sections 4, 5 and 10 of this Agreement will cause the Company great and irreparable injury and damage. The Executive hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 4, 5 and 10 of this Agreement by the Executive. This provision shall not, however, be construed as a waiver of any of the remedies which the Company may have for damages or otherwise.

                            Section 7. Subsidiaries.
                                       -------------

         It is understood and agreed by the parties hereto that, at the election and direction of the Company's Board of Directors and without modification of the terms and provisions hereof, the Executive shall also serve as an executive officer of any one or more subsidiaries of the Company and, when and as so determined by the Board and any such subsidiary, the rights, duties and obligations of the Company expressed and implied in this Agreement shall inure to the benefit of and bind any subsidiary with the same force and effect as would obtain if the subsidiary were a party hereto jointly and severally with the Company.




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                         Section 8. Death or Disability.
                                    --------------------

         In the event of Executive's death, the Company shall pay to Executive's designated beneficiary, or, if Executive has failed to designate a beneficiary, to his estate, an amount equal to the Executive's minimum annual base salary pursuant to Section 3 hereof. Payment shall be made in twelve equal installments. Such compensation shall be in lieu of any other benefits provided hereunder, except that (i) any benefit payable pursuant to Section 3 shall be prorated and made available to Executive in respect of any period prior to his death. The Company may maintain insurance on its behalf to satisfy in whole or in part the obligations of the Section 8.

         In the event of Executive's disability, as hereinafter defined, the Company shall pay to Executive an amount equal to the difference, if any, between Executive's minimum annual base salary pursuant to Section 3 hereof and any payments which Executive is entitled to receive under the long-term disability insurance policy which the Company presently maintains for the benefit of Executive. Payments by the Company hereunder, if any, shall be made in equal installments as provided in Section 3 throughout what would otherwise be the remaining term of employment hereunder.

         Executive shall be entitled to the disability benefits provided by this
Section if, by reason of physical or mental impairment, he is incapable of performing his duties hereunder. Any dispute regarding the existence, the extent or the continuance of Executive's disability shall be resolved by the determination of a duly licensed and practicing physician selected by and mutually agreeable to both the Board of Directors of the Bank and Executive; provided, however, if Executive officially establishes his eligibility to receive Social Security Disability benefits or is deemed disabled under the terms and conditions of the disability insurance policy carried on the Executive by the Company, he shall be deemed to be disabled as provided herein without further proof. Executive shall make himself available for and submit to such examinations by said physician as may be directed from time to time by the physician. Failure to submit to any such examination shall constitute a material breach of this Agreement.

                             Section 9. Termination.
                                        ------------

         (a) Proper Cause.  The occurrence of any of the following
             -------------
events or circumstances shall constitute "proper cause" for
termination, at the election of the Board of Directors of the
Company, of the term of employment of the Executive under this
Agreement, to wit:
           -------

                  (i) the Executive shall voluntarily resign as a director, officer or employee of the Company or any significant subsidiary without approval of the Board of Directors of the


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Company for reasons other than a breach of this Agreement in any material respect by the Company which has not been cured within 30 calendar days after the Company's receipt of written notice of such breach from the Executive;

                  (ii) the perpetration of defalcations by the Executive involving the Company or any of its affiliates, as established by certified public accountants employed by the Company, or willful, reckless or grossly negligent conduct of the Executive entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or its subsidiaries;

                  (iii) the repeated and deliberate failure by the Executive, after advance written notice to him, to comply with reasonable policies or directives of the Board of Directors;

                  (iv) the Executive shall breach this Agreement in any other material respect and fails to cure such breach within 30 calendar days after the Executive receives written notice of such breach from the Company; or

                  (v) receipt by the Company of written notice from the Federal Reserve Bank that it has criticized Executive's performance and has either (a) rated the Company a "4" or a "5" under the Uniform Financial Institution Rating System or (b) has determined that the Bank is in a "troubled condition" as defined under Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989;

provided, however the inability of the Executive to achieve favorable results of operations for reasons essentially unrelated to the events or circumstances described in paragraph (a)i, (a)ii, (a)iii, (a)iv and (a)v hereof shall not be deemed to constitute proper cause for termination hereunder.

         In the event that the Company discharges Executive alleging "cause" under this Section 9(a) and it is subsequently determined judicially that the termination was "without cause," then such discharge shall be deemed a discharge without cause subject to the provisions of Section 9(b) hereof. In the event that the Company discharges Executive alleging "cause" under this Section 9(a), such notice of discharge shall be accompanied by a written description of the circumstances alleging such "cause." The termination of Executive for "cause" shall not entitle the Company to enforcement of the non-competition and non-solicitation covenants contained in Section 10 hereof.

         (b) Without Cause. The Company may, upon sixty (60) days' written notice to Executive, terminate this Agreement without cause at any time during the term of this Agreement.

         In the event Company terminates this Agreement without cause:


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                  (1)      Executive shall not be considered an employee
                           after the effective date of the termination.

                  (2) Company shall pay to Executive his base salary at the time of termination for the remaining term of the Agreement as set forth in Section 1. ("Separation Pay").

                  (3) Company shall pay Executive the Separation Pay in equal bi-weekly installments less all withholdings required by law and authorized deductions.

                  (4) Executive will not be entitled to receive any benefits described in Section 3 hereof, except that Executive shall be paid a cash bonus for his performance in the year in which his employment is terminated, provided that his job was terminated due to a change in control. A change in control shall be deemed to occur if in the event of a merger or consolidation of the Company with another corporation, the shareholders of the Company as of the day preceding such transaction will own less than 51% of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of 80% or more of the Common Stock of the Company for securities of another entity in which shareholders of the Company will own less than 51% of such entity's outstanding voting securities, or in the event of the sale by the Company of a substantial portion of its assets to an unrelated third party. The amount of any bonus paid pursuant to this Section 9(b)(4) shall be equal to the bonus payable under Section 3(e) and pro-rated for the number of months that the Executive worked in the year of termination.

                  (5) Executive will be entitled to receive such Separation Pay only if the Executive executes and does not revoke a Release of all claims and liabilities in form prescribed by Company.

                  (6) Following termination without cause, Executive is entitled to elect insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to eighteen (18) months following Executive's termination, and Company shall be obligated to pay on behalf of Executive the monthly premium cost for Executive's health/medical coverage under COBRA, less the same contribution as required by employee's group life and health insurance coverages pursuant to the prevailing policies and practices of the Company


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                           (now and in the future) with respect to similarly
                           positioned executives of the Company or its present or future subsidiaries or affiliates.

                  (7) Nothing herein shall restrict the Executive's vested rights, if any, pursuant to any of Company's Plans in which Executive was participating prior to termination. Further, in the event the Executive is terminated due to a change in control, then Executive's rights pursuant to any such plans shall vest in accordance with the terms of said plans.

                  (8) Executive shall continue to comply with all applicable terms of this Agreement. Payments hereunder may be suspended for breach of Agreement or terminated if the Executive shall breach this Agreement in any material respects and fails to cure such breach within 30 calendar days after the Executive receives written notice of such breach from the Company.

                Section 10. Non-Competition and Non-Solicitation.
                            -------------------------------------

         (a) Executive acknowledges that he has performed services or will perform services hereunder which directly affect the Company's business. Accordingly, the parties deem it necessary to enter into the protective agreement set forth below, the terms and condition of which have been negotiated by and between the parties hereto.

         (b) In the event of termination of employment under this Agreement by action of Executive prior to the expiration of the term of this Agreement, Executive agrees with the Company that through the actual date of termination of the Agreement, and for a period of two (2) years after such termination date:

                  (i) Executive shall not, without the prior written consent of the Company in any county in which the Company or any of its subsidiaries operates, serve as an employee, consultant or advisor of any bank, bank holding company or other financial institution; and

                  (ii) Executive shall not employ or attempt to employ or assist in employing any present employee of the Company or any of its subsidiaries (whether or not such employment is full time or is pursuant to a written contract), for the purpose of having such employee perform services for any bank or other business or organization in competition with the business of the Company and any of its subsidiaries as such exists on the termination date of Executive's employment hereunder.

         (c) The covenants of Executive set forth in this Section 10 are separate and independent covenants for which valuable


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consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of or relied upon by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees) suffered by the Company arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 10 are cumulative to each other and to all other covenants of Executive in favor of the Company contained in this agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition contained in this
Section 10 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties may request that such court judicially modify such unenforceable provision consistent with the intent of this Section 10 so that it shall be enforceable as modified, and in any event the invalidity of any provision of this Section 10 shall not affect the validity of any other provision in this Section 10 or elsewhere in this Agreement.

                          Section 11. Waiver of Breach.
                                      -----------------

         The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

                      Section 12. Governmental Regulation.
                                  ------------------------

         In the event that any payment, coverage or benefit provided under this Agreement would, in the opinion of counsel for the Company, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of the Company, or any other person making such payment or providing such coverage or benefit, by reason of Section 280G of the Code, the aggregate payments, coverages or benefits provided hereunder shall be reduced to the "safe harbour" level under Section 280G so that no portion of such amount which is paid to the Executive is not deductible by reason of Section 280G of the Code.

         Furthermore, the Company shall hold such portions not paid to the Executive in escrow pending a final determination of whether such amounts would be deductible if paid to the Executive and the Company shall use its best efforts to seek a ruling from the Internal Revenue Service that any portion of such payments, coverages or benefits not paid to the Executive pursuant to this
Section 12 would continue to be deductible if paid to the Executive and the Company shall pay to the Executive any portion of such amounts for which such a ruling is received. In the event the IRS will not rule on such matter, the Company shall pay


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to the Executive such amounts maintained in escrow pursuant to this Section 12 as shall be determined at some point in time by a counsel, selected by the Company and the Executive, is likely to be deductible if paid to the Executive or shall be forfeited by the Executive in the event of a final determination by the IRS that such amounts are not deductible. For purposes of this Section, the value of any non-cash benefit or coverage or any deferred or contingent payment or benefit shall be determined by the independent auditors of the Company in accordance with the principles of Section 280G of the Code.

                            Section 13. Arbitration.
                                        ------------

         Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for resolution and settlement through arbitration in Tampa, Florida in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this Section 13 shall not be deemed to limit the rights and remedies reserved to the Company under and pursuant to Section 6 hereof.

                              Section 14. Notices.
                                          --------

         All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:


                  (a)      To the Company:    F.N.B. Corporation
                                              2150 Goodlette Road North
                                              Box 502
                                              Naples, FL  34102

                  (b)      To the Executive:  Mr. Thomas Fahey
                                              2 Larch Lane
                                              Larchmont, NY 10538


or to such other place as either party shall have specified by notice in writing to the other. A copy of any notice or other communication given under this Agreement shall also be sent to the Board of Directors of the Company at the then principal Florida office of the Company.





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                      Section 15. Successors, Assigns, Etc.
                                  -------------------------

         This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, legal representatives and beneficiaries.

         Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 15 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

         Nothing in this agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Company", as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

                           Section 16. Governing Law.
                                       --------------

         This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

                            Section 17. Divisibility.
                                        -------------

         Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.

                              Section 18. Headings.
                                          ---------

         The headings to the Sections and paragraphs hereof are placed herein for convenience of reference only and in case of any conflict the text of this Agreement, rather than the headings, shall control.

                    Section 19. Entire Agreement; Amendment.
                                ----------------------------

         This Agreement sets forth the entire understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a


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written agreement signed by both parties hereto or their duly authorized representatives.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


Witness:                           Executive:

/s/Robert Schirling                /s/Thomas Fahey
-----------------------------      -----------------------------
                                   Thomas Fahey



Attest:                            F.N.B. Corporation

/s/William J. Rundorff             By:/s/Gary L. Tice
-----------------------------      -----------------------------
Asst. Secretary                    Gary L. Tice
(SEAL)                             President and CEO




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